UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2004

GEOCOM RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-49621
(Commission File Number)

98-0349734
(IRS Employer Identification No.)

413-114 West Magnolia, Bellingham, WA 98225
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 360-392-2898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the appointment of Mr. Clyde Harrison as a director of the Company, we entered into a consulting agreement dated December 2, 2004 with Mr. Harrison whereby Mr. Harrison will receive 200,000 stock options under the Company's 2003 Stock Option Plan.

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

On December 2, 2004 our Board of Directors appointed Clyde Harrison as a director of our company.

Mr. Harrison is the Founding Member of Beeland Management Co., L.L.C., which manages the Rogers Raw Materials Index Funds. Mr. Harrison served as Beeland's CEO for it's first five years. During this time the fund gained 150% while the benchmark S&P index gained 1%. Mr. Harrison has served as a pension fund consultant and is a seasoned derivative trader. Mr. Harrison began his career in 1968 in finance with Lamson Brothers, becoming the youngest partner in the firm's history. In 1974 he became General Partner with Carl Icahn, managing hedge positions for corporate takeovers of up to $100 million.

Mr. Harrison has been a Member of the Managed Futures Committee of the Chicago Mercantile Exchange. He has served as a bank director for five years, consulted for NBD Bank, Northern Trust and served as a Special Consultant to the Chairman of the Chicago Board Options Exchange. Mr. Harrison has also served as General Partner for a number of private investment and trading funds.

Item 9.01. Financial Statements and Exhibits.

10.1 Consulting Agreement dated December 2, 2004 between Geocom Resources Inc. and Clyde Harrison.
99.1 News Release issued by the Registrant on December 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOCOM RESOURCES, INC.

/s/ John Hiner
John Hiner, President

Date: December 2, 2004